QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2001 Date of Report (Date of earliest event reported)
Dicom Imaging Systems, Inc. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	(Commission File Number)	88-0422026 (IRS Employer Identification No.)
#201 - 15047 Marine Drive White Rock, British Columbia, Canada V4B 1C5 (Address of principal executive offices) (Zip Code)
(604) 531-2521 Registrant's telephone number, including area code
(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

    On August 20, 2001, Dicom Imaging Systems, Inc. ("Dicom") notified Torchmark Holdings, Ltd. ("Torchmark") that Dicom is unable to meet certain conditions included in the Convertible Loan Agreement dated July 3, 2001 by and between Dicom and Torchmark (the "Loan Agreement").

    On August 28, 2001, Torchmark served notice that Dicom was in breach of the Loan Agreement. Pursuant to the Security Agreement dated July 3, 2001 by and between Dicom and Torchmark (the "Security Agreement"), Torchmark declared all indebtedness (approximately $970,693) held by Dicom and owing to Torchmark immediately due and payable. This declaration by Torchmark may allow it to immediately pursue remedies available to it for Dicom's breach of the Loan Agreement and Security Agreement, including requiring Dicom to deliver and assign to Torchmark all or any portion of substantially all of Dicom's assets and any and all certificates of title and other documents relating thereto. Dicom does not have sufficient funds to repay the approximately $970,693 due and owing to Torchmark under the Loan Agreement.

    Dicom has worked to maximize business efficiencies and eliminate as many operating expenses as was possible to conserve cash and to provide more time to raise capital over the course of the last year, or more recently, to sell the company's assets outright. No party, however, has been prepared to provide capital or acquire Dicom's assets.

    In the interests of preserving as much value as possible for the shareholders and creditors of Dicom, Dicom intends to honor its obligations to Torchmark in connection with Torchmark's anticipated foreclosure action. Dicom's board of directors has determined that the likelihood of succeeding in a dispute with Torchmark, and the costs associated therewith, leaves Dicom with few options and, accordingly, the board of directors has determined to initiate an orderly wind down of Dicom's business.

    Under the terms of the Security Agreement, following an event of default, Torchmark shall deliver to Dicom a note ("Note") for a sum payable to Dicom equal to the difference in the value of Dicom's assets (the "Collateral") and the sum Dicom owes Torchmark pursuant to the loan amounts outstanding under the Loan Agreement on the date of an event of default. Additionally, no later than thirty (30) days after an event of default, both parties shall enter into a payment agreement which shall provide for the terms of a payment schedule to Dicom of the net income (the "Net Income") generated from Torchmark's ownership and/or use of the Collateral; provided, however, that such payment agreement shall be limited in that (i) Torchmark shall pay an amount of 20% of the Net Income generated from the ownership and/or use of the Collateral (ii) Torchmark's payments under the payment agreement shall be credited against any amount outstanding on the Note, and (iii) such payment agreement shall have a term of not less than two (2) years.

    The Company continues to explore strategic alternatives for the Company, which might include a merger, share exchange or another comparable transaction or financial restructuring in an attempt to maximize any residual shareholder value.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dicom Imaging Systems, Inc. (Name of Registrant)

Date: August 30, 2001	By:	/s/ DAVID GANE David Gane Chief Executive Officer

QuickLinks

SIGNATURES